
JAMES BAY
ONTARIO
QUEBEC
PICKLE LAKE
KENORA
SIOUX LOOKOUT
LONGLAC
COCHRANE
VAL D'OR
TIMMINS
NORANDA
KIRKLAND LAKE
MARATHON
Property
THUNDER BAY
LAKE SUPERIOR
SUDBURY
NORTH BAY
OTTAWA
U.S.A.
LAKE HURON
LAKE MICHIGAN
TORONTO
LAKE ONTARIO
LAKE ERIE
45°
95°
90°
85°
80°

LOCATION MAP

CLEAR LAKE PROPERTY

Coleman Township

NEW INVERNESS EXPLORATIONS, INC.

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KILOMETRES